Exhibit 99.1

NEWS RELEASE

Investor Relations
301-770-3099 | www.nabi.com

FOR IMMEDIATE RELEASE

Nabi Biopharmaceuticals Announces Second Quarter 2010 Financial Results

Rockville, Maryland, August 5, 2010 – Nabi Biopharmaceuticals (NASDAQ: NABI) today announced its second quarter financial results for the three month period ended June 26, 2010.  The Company reported a net loss from continuing operations of $3.4 million, or $0.08 per share, compared to a net loss of $5.8 million, or $0.11 per share, for the period ended June 27, 2009.

Second quarter revenue was $4.8 million reflecting revenue recognized from payments received from GlaxoSmithKline Biologicals (GSK).  This includes $3.9 million related to the $21.5 million upfront payment received at the close of the PentaStaph sale in 2009 and the $40 million NicVAX upfront payment received in the first quarter of 2010 as well as $0.9 million for services provided to GSK under the PentaStaph agreement.  Revenue from the PentaStaph and NicVAX upfront payments are being recognized ratably over the expected term of the Joint Steering Committees created under each of the agreements.

General and Administrative expenses were $1.2 million for the quarter ended June 26, 2010 compared to $2.4 million in the prior year period.  This decrease reflects our efforts to decrease our expenses, lower legal and facilities costs as well as an allocation of a portion of these costs to Cost of Services in the 2010 period.  Research and Development expenses were $6.5 million in the second quarter of 2010 compared to $3.4 million in 2009, reflecting costs of the two NicVAX Phase III trials initiated in November 2009 and March 2010 as well as manufacturing-related activities for NicVAX.  We expect that Research and Development expenses will continue to increase during the balance of 2010.

For the six months ended June 26, 2010, the Company’s net income from continuing operations was $2.1 million, or $0.04 cents per share, compared to a net loss of $12.9 million, or $0.25 cents per share, for the six months ended June 27, 2009.  Revenue of $18.6 million was recognized for the six months ended June 26, 2010 compared to no revenue for the comparable 2009 period.  General and Administrative expenses for the current six-month period were $3.0 million compared to $5.4 million in 2009 while Research and Development expense was $12.4 million for the current six-month period compared to $7.2 million for the 2009 period.

Net cash provided by operating activities from continuing operations was $41.0 million for the first six months of 2010 compared to $12.8 million of net cash used in the first six months of 2009.  The 2010 period included $56.3 million received from GSK related to the PentaStaph and NicVAX agreements.  Cash, cash equivalents and marketable securities totaled $118.0 million at June 26, 2010 compared to $119.0 million at the end of 2009.  Cash provided by operating activities was offset by payments of $35.8 million for common stock repurchases and $6.1 million for the repurchase of the remaining balance of the 2.875% Convertible Senior Notes as well as our operating expenses.

During the second quarter of 2010, the Company repurchased 4.8 million shares of common stock for a total of $27.2 million and subsequent to the end of the second quarter, repurchased 563,194 additional shares for a total of $3.1 million through July 30, 2010.  As of that date, there were approximately 43 million shares outstanding and the share repurchase program had a remaining balance available of $30.6 million.

Recent and Upcoming Events
•	Completed enrollment in first NicVAX Phase III trial, final data expected in the fourth quarter of 2011
•	Expect to complete enrollment in second NicVAX Phase III trial on schedule by year end, final data expected in early 2012
•	Expect to complete remaining PentaStaph milestones and collect $13 million in payments by year end

“I am very pleased with the progress we made in advancing the Phase III trials for NicVAX,” said Dr. Raafat Fahim, President and Chief Executive Officer of Nabi Biopharmaceuticals.  “We have completed enrollment in the first Phase III trial and are making good progress in the second Phase III trial.  In addition, our financial position remains strong while we continue to repurchase our stock to increase shareholder value.”

Financial Results Conference Call and Webcast Information
The Company will host a live webcast at 4:30 p.m. EDT today to discuss these results.  The live webcast can be accessed at:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=100445&eventID=3239288
 (Due to the length of this URL, it may be necessary to copy and paste this hyperlink into your browser. Remove the space if one exists.) or via the Nabi Biopharmaceuticals website at http://www.nabi.com.

If you do not have Internet access, the U.S./Canada call-in number is 866-783-2139 and the international call-in number is 857-350-1598.  The passcode is 73163453.  An audio replay will be available through August 13, 2010 for U.S./Canada callers at 888-286-8010 and for international callers at 617-801-6888.  The replay passcode is 67247790.

The press release and an archived version of the webcast will be available on the company’s website at http://www.nabi.com.

About Nabi Biopharmaceuticals

Nabi Biopharmaceuticals leverages its experience and knowledge in powering the immune system to develop products that target serious medical conditions in the areas of nicotine addiction and gram-positive bacterial infections. Nabi Biopharmaceuticals is currently developing NicVAX® (Nicotine Conjugate Vaccine), an innovative and proprietary investigational vaccine for treatment of nicotine addiction and prevention of smoking relapse. The company is headquartered in Rockville, Maryland. For additional information about Nabi Biopharmaceuticals, please visit www.nabi.com

Forward-Looking Statements
Statements in this release that are not strictly historical are forward-looking statements and include statements about products in development, results and analyses of clinical trials and studies, research and development expenses, cash expenditures, licensure applications and approvals, and alliances and partnerships, among other matters. You can identify these forward-looking statements because they involve our expectations, intentions, beliefs, plans, projections, anticipations, or other characterizations of future events or circumstances. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those in the forward-looking statements as a result of any number of factors. These factors include, but are not limited to, risks relating to our ability to conduct and obtain successful results from our two Phase III clinical trials for NicVAX; GSK’s failure to exercise its option for and successfully commercialize NicVAX; GSK’s failure to successfully develop and commercialize any future generation candidate nicotine vaccine utilizing our intellectual property; our ability to commercialize NicVAX if GSK does not exercise its option for NicVAX; our ability to raise sufficient new capital resources to fully develop and commercialize NicVAX if GSK does not exercise the NicVAX option; our ability to attract, retain and motivate key employees; our ability to collect any further milestones and royalty payments under the PhosLo and PentaStaph agreements; the ability to obtain regulatory approval for NicVAX and any future generation candidate nicotine vaccine in the U.S. or other markets; our ability to successfully contract with contract manufacturing organizations for the manufacture and supply of NicVAX and the risk that these organizations will not fulfill their obligations to us; our ability to comply with reporting and payment obligations under government rebate and pricing programs; and loss of full use of our net operating loss carryforwards.  Some of these factors are more fully discussed, as are other factors, in our Annual Report on Form 10-K for the fiscal year ended December 26, 2009 filed with the Securities and Exchange Commission. We do not undertake to update any of these forward-looking statements or to announce the results of any revisions to these forward-looking statements except as required by law.

Nabi Biopharmaceuticals
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)

	June 26,	December 26,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$32,454	$59,510
Marketable securities	71,206	59,489
Receivables	4,585	9,122
Prepaid expenses and other current assets	1,455	1,572
Total current assets	109,700	129,693

Marketable securities	14,355	-
Property and equipment, net	601	855
Other assets	635	769
Total assets	$125,291	$131,317

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,350	$1,735
Accrued expenses and other current liabilities	5,409	4,961
Deferred revenue, current portion	13,068	18,447
2.875% convertible senior notes, net	-	5,951
Current liabilities of discontinued operations	2,207	2,816
Total current liabilities	24,034	33,910
Deferred revenue	36,631	-
Total liabilities	60,665	33,910

Stockholders' equity:
Convertible preferred stock	-	-
Common stock	6,315	6,278
Capital in excess of par value	367,319	365,841
Treasury stock	(86,665)	(50,267)
Other comprehensive income (loss)	8	(20)
Accumulated deficit	(222,351)	(224,425)
Total stockholders' equity	64,626	97,407
Total liabilities and stockholders' equity	$125,291	$131,317

Nabi Biopharmaceuticals
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

(In thousands, except per share amounts)

	For the Three Months Ended		For the Six Months Ended
	June 26,	June 27,	June 26,	June 27,
	2010	2009	2010	2009
Revenue:
Revenue	$4,849	$-	$18,590	$-
Operating expenses:
Cost of service	615	-	1,285	-
General and administrative expenses	1,196	2,355	2,965	5,445
Research and development expenses	6,525	3,440	12,435	7,206
Operating income (loss)	(3,487)	(5,795)	1,905	(12,651)
Interest income	67	83	91	270
Interest expense	(45)	(136)	(187)	(497)
Other income (expense), net	59	40	265	24
Net income (loss)	$(3,406)	$(5,808)	$2,074	$(12,854)

Basic income (loss) per share	$(0.08)	$(0.11)	$0.04	$(0.25)
Diluted income (loss) per share	$(0.08)	$(0.11)	$0.04	$(0.25)

Basic weighted average shares outstanding	44,377	50,974	46,456	51,094
Diluted weighted average shares outstanding	44,377	50,974	46,691	51,094

Nabi Biopharmaceuticals
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

(In thousands)

	For the Six Months Ended
	June 26,	June 27,
	2010	2009

Cash flow from operating activities:
Net income (loss) from continuing operations	$2,074	$(12,854)
Adjustments to reconcile net income (loss) from continuing operations to net cash provided by (used in) operating activities from continuing operations:
Depreciation and amortization	220	255
Accretion of discount on convertible senior notes	99	306
Share-based compensation	1,102	904
Other	(4)	6
Changes in assets and liabilities:
Receivables	4,538	-
Prepaid expenses and other assets	240	(426)
Accounts payable, accrued expenses and other	1,509	(1,035)
Deferred revenue	31,252	-
Net cash provided by (used in) operating activities from continuing operations	41,030	(12,844)
Net cash (used in) provided by operating activities from discontinued operations	(609)	4,488
Net cash provided by (used in) operating activities	40,421	(8,356)

Cash flow from investing activities:
Proceeds from sales and maturities of marketable securities	64,516	22,836
Purchases of marketable securities	(90,560)	-
Proceeds from sales of property and equipment	50	-
Capital expenditures	(2)	-
Net cash provided by (used in) investing activities	(25,996)	22,836

Cash flow from financing activities:
Proceeds from issuance of common stock for employee benefit plans	412	297
Purchase of common stock for treasury	(35,843)	(3,466)
Repurchase of convertible senior notes	(6,050)	(10,091)
Net cash used in financing activities	(41,481)	(13,260)

Net increase (decrease) in cash and cash equivalents	(27,056)	1,220
Cash and cash equivalents at beginning of period	59,510	106,438
Cash and cash equivalents at end of period	$32,454	$107,658

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